UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2003

Seattle Genetics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-32405	91-1874389
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

21823 30th Drive SE, Bothell, Washington 98021

(Address of principal executive offices) (Zip Code)

425) 527-4000

(Registrant’s telephone number, including area code)

Item 5.	Other Events and Required FD Disclosure

On December 19, 2003, Seattle Genetics, Inc., a Delaware corporation (“Seattle Genetics”), announced that Genentech, Inc., a Delaware corporation (“Genentech”), had designated additional antigens pursuant to the Collaboration Agreement by and between Seattle Genetics and Genentech dated April 19, 2002 (the “Collaboration Agreement”).

Under the terms of the Collaboration Agreement, Genentech has paid a $3.0 million fee to designate the additional antigens. In addition, Genentech has purchased 1,090,342 shares of Seattle Genetics’ common stock in a private placement for an aggregate purchase price of approximately $7.0 million. The $6.42 per share price of the common stock sold to Genentech is based on a trailing average price of Seattle Genetics common stock over a predetermined period of time ending on the date Genentech designated the additional antigens. This stock purchase increases Genentech’s total equity ownership in Seattle Genetics to 2,753,872 shares of common stock, or approximately 8.6% of Seattle Genetics’ outstanding common stock. The shares sold to Genentech are not registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Seattle Genetics has agreed to grant Genentech registration rights for such shares alongside existing registration rights holders. Seattle Genetics intends to use the proceeds from this investment for working capital and general corporate purposes.

The foregoing description of the transaction is only a summary and is qualified in its entirety by reference to the definitive transaction documents previously filed as exhibits to Seattle Genetics’ quarterly report on Form 10-Q for the period ended June 30, 2002.

A copy of the press release containing the announcement is filed herewith as Exhibit 99.1 and is incorporated herein by this reference.

Item 7.	Financial Statements and Exhibits

(c) Exhibits.

99.1    Registrant’s Press Release dated December 19, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEATTLE GENETICS, INC. (Registrant)

Date:	December 19, 2003	By:	/s/ Clay B. Siegall

Clay B. Siegall President and Chief Executive Officer

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press Release dated December 19, 2003.